Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 1, 2013, Spansion Inc. (the Company) completed its acquisition of the Microcontroller and Analog business (the “AM Business”) of Fujitsu Semiconductor Limited (FSL). Pursuant to the terms and conditions of a Stock Purchase Agreement with FSL, the Company acquired certain subsidiaries and assets and assumed certain liabilities of FSL for purposes of acquiring FSL’s business of designing, developing, marketing and selling, microcontroller and analog semiconductor products.

The pro forma adjustments are based on information available as of the date of this report. Assumptions and estimates underlying the pro forma adjustment are described in the accompanying notes. Certain assumptions and estimates are subject to change as the Company finalizes the fair value of the assets acquired and liabilities assumed in connection with the acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent changes to the purchase price allocation that result in material changes to our condensed combined financial statements will be adjusted retrospectively.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of what the actual results of operations would have been had the acquisition taken place on the date indicated, nor are they indicative of the future results of operations of the combined businesses. It should be read in conjunction with the historical financial statements and notes thereto of Spansion Inc. and the AM Business.

Unaudited Pro Forma Condensed Combined Balance Sheet of Spansion Inc. and Analog Semiconductor and

Microcontroller Products Business of Fujitsu Semiconductor Ltd

(in thousands, except par value and share amounts)

(Unaudited)

	Historical
	Spansion Inc at June 30, 2013	Analog Semiconductor and Microcontroller Products Business of Fujitsu Semiconductor Ltd at March 31, 2013	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$205,535	$—	$(112,930)	(a) (j)	$92,605
Short-term investments	99,751	—	—		99,751
Accounts receivable, net	112,865	—	—		112,865
Inventories	197,082	58,518	31,682	(b)	287,282
Deferred income taxes	8,644	—	—		8,644
Prepaid expenses and other current assets	36,609	—	—		36,609

Total current assets	660,486	58,518	(81,248)		637,756
Property, plant and equipment, net	174,369	5,169	(2	)(b)	179,536
Intangible assets, net	134,528	1,730	62,140	(b)	198,398
Goodwill	166,558	—	—		166,558
Other assets	33,627	—	—		33,627

Total assets Total assets	$1,169,568	$65,417	$(19,110)		$1,215,875

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$83,607	$—	$—		$83,607
Accrued compensation and benefits	18,597	85,554	(44,551	)(g)	59,600
Other accrued liabilities	32,989	—	—		32,989
Income taxes payable	2,066	—	—		2,066
Deferred income	15,140	—	—		15,140
Current portion of long-term debt	4,887	—	—		4,887

Total current liabilities	157,286	85,554	(44,551)		198,289
Deferred income taxes	9,234	—	—		9,234
Long-term debt, less current portion	409,602	—	—		409,602
Other long-term liabilities	27,263	—	—		27,263

Total liabilities	603,385	85,554	(44,551)		644,388
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Capital stock:
Class A common stock, $0.001 par value, 150,000,000 shares authorized, 58,698,273 shares issued and outstanding	59	—	—		59
Class B common stock, $0.001 par value, 1 share authorized, 1 share issued and outstanding	—	—	—		—
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 0 shares issued and outstanding	—	—	—		—
Additional paid-in capital	708,645	—	—		708,645
Accumulated deficit	(145,357)	(20,137)	20,137	(h)
			9,594	(i)
			(4,290	)(j)	(140,053)
Accumulated other comprehensive income	2,836	—	—		2,836

Total stockholders’ equity	566,183	(20,137)	25,441		571,487

Total liabilities and stockholders’ equity	$1,169,568	$65,417	$(19,110)		$1,215,875

See accompanying notes.

Unaudited Pro Forma Condensed Combined Statement of Operations of Spansion Inc. and Analog Semiconductor and Microcontroller Products Business of Fujitsu Semiconductor Ltd

	Spansion Inc. Year Ended December 30, 2012	Analog Semiconductor and Microcontroller Products Business of Fujitsu Semiconductor Ltd Year Ended March 31, 2013	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	(in thousands, except par value and share amounts)
Net sales	$915,932	$544,757	$—		$1,460,689
Cost of sales	632,417	536,490	14,543	(c) (d)	1,183,450

Gross Profit	283,515	8,267	(14,543)		277,239
Research and development	107,850	88,069	(1,664	)(c) (d)	194,255
Sales, general and administrative	135,607	100,295	(85	)(c) (d)	235,817
Net gain on sale of Kuala Lumpur land and building	(28,434)	—	—		(28,434)
Restructuring charges (credits)	5,650	—	—		5,650

Operating income (loss)	62,842	(180,097)	(12,794)		(130,049)
Interest and other income (expense)	4,688	—	(643	)(e)	4,045
Interest expense	(30,147)	—	—		(30,147)

Income (loss) before income taxes	37,383	(180,097)	(13,437)		(156,151)
Provision (benefit) for income taxes	12,999	—	3,138	(f)	16,137

Net income (loss)	24,384	(180,097)	(16,575)		(172,288)
Less: Net loss attributable to the noncontrolling interest	(503)	—	—		(503)

Net income (loss) attributable to Spansion Inc. common stockholders	$24,887	$(180,097)	$(16,575)		$(171,785)

Net income (loss) per share
Basic	$0.41				$(2.86)

Diluted	$0.41				$(2.86)

Shares used in per share calculation
Basic	59,984				59,984

Diluted	61,021				59,984

See accompanying notes.

Unaudited Pro Forma Condensed Combined Statement of Operations of Spansion Inc. and Microcontroller and Analog Business of Fujitsu Semiconductor Ltd

	Spansion Inc. Six Months Ended June 30, 2013	Analog Semiconductor and Microcontroller Products Business of Fujitsu Semiconductor Ltd Six Months Ended March 31, 2013	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	(in thousands, except par value and share amounts)

Net sales	$384,642	$255,202	$—		$639,844
Cost of sales	281,431	254,293	6,572	(c) (d)	542,296

Gross Profit	103,211	909	(6,572)		97,548
Research and development	46,325	40,072	(832	)(c) (d)	85,565
Sales, general and administrative	62,897	48,548	(5,125	)(c) (d) (k)	106,320

Operating loss	(6,011)	(87,711)	(615)		(94,337)
Interest and other income (expense)	4,080	—	(322	)(e)	3,758
Interest expense	(14,982)	—	—		(14,982)

Loss before income taxes	(16,913)	(87,711)	(937)		(105,561)
Provision (benefit) for income taxes	753	—	1,569	(f)	2,322

Net loss	$(17,666)	$(87,711)	$(2,506)		$(107,883)

Net income (loss) per share
Basic	$(0.30)				$(1.85)

Diluted	$(0.30)				$(1.85)

Shares used in per share calculation
Basic	58,366				58,366

Diluted	58,366				58,366

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial information gives the effect to the acquisition of the Microcontroller and Analog business (the “AM Business”) of Fujitsu Semiconductor Limited (FSL) by Spansion Inc. (the Company).

The acquisition was accounted for using the purchase method of accounting. Under the purchase method of accounting, the total estimated purchase price, as described in Note 2 to these unaudited pro forma condensed combined financial statements, was allocated to the net tangible and intangible assets of the AM Business acquired in connection with a stock purchase agreement, based on the fair values as of the completion of the acquisition.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred on June 30, 2013 and, due to the different fiscal period ends, combines the historical balance sheet of the Company as of June 30, 2013 and the condensed statement of assets to be acquired and liabilities to be assumed of the AM Business as of March 31, 2013. The Company’s condensed balance sheet was derived from its unaudited condensed consolidated balance sheet as of June 30, 2013 included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013. The statement of assets to be acquired and liabilities to be assumed for the AM Business as of March 31, 2013 was derived from the audited combined statement of assets to be acquired and liabilities to be assumed included in this Form 8-K/A as Exhibit 99.1.

The unaudited pro forma condensed combined statement of operations for the year ended December 30, 2012 is presented as if the transaction was consummated on December 26, 2011 and due to different fiscal period ends, combines the historical results of the Company for the year ended December 30, 2012 and the historical results of the AM Business for the year ended March 31, 2013. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 combines the historical results of the Company for the six months ended June 30, 2013 and the historical results of the AM Business for the six months ended March 31, 2013. The results of the Company’s statement of operations for the year ended December 30, 2012 is derived from the Annual Report on Form 10-K for the year ended December 30, 2012 and the results for the six months ended June 30, 2013 is derived from the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013. The combined statement of revenues and direct expenses of the AM Business for the year ended March 31, 2013 was derived from the audited financial statements. The combined statement of revenues and direct expenses of the AM Business for the six months ended March 31, 2013 was prepared by adding the two unaudited quarterly consolidated statements of operations of the AM Business for the quarters ended December 31, 2012 and March 31, 2013.

The pro forma adjustments are based on information available as of the date of this report. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Certain assumptions and estimates are subject to change as the Company finalizes the fair value of the assets acquired in connection with the acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent changes to the purchase price allocation that result in material changes to our condensed combined financial statements will be adjusted retrospectively.

The unaudited pro forma condensed combined financial statements have been prepared by the Company’s management for illustrative purposes only and are not necessarily indicative of the condensed combined financial position, the results of operations in future periods or the results that actually would have been realized had the Company and the AM Business been a combined company during the specified period. The unaudited pro forma condensed combined financial statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the consolidated financial statements of Spansion Inc. as of and for the year ended December 30, 2012, derived from the 2012 Form 10-K and the Q2 2013 Form 10-Q.

AM Business Financial Statements

FSL uses the Japanese Yen as its reporting currency. For combination purposes, the financial statements of the AM Business have been translated into US dollars. Assets and liabilities were translated using the foreign exchange rate as of March 31, 2013. Income and expense items denominated in Japanese Yen were translated at the average exchange rate for the fiscal year ended March 31, 2013.

Since the AM Business was a part of FSL and was not operated as a stand-alone business, it was impracticable to prepare full financial statements as required by SEC Regulation S-X. The financial statements presented for the AM business represent the business subject to the sale under the stock purchase agreement, and have been derived from the financial statements and accounting records of FSL and its subsidiaries that are subject to the agreement.

For the periods presented, certain assets, liabilities, revenue and expenses in the combined abbreviated financial statements include allocations from FSL. To the extent that an asset, liability, revenue or expense is identifiable and directly related to the AM Business, it is reflected in the AM Business combined abbreviated financial statements. Certain expenses reflect FSL corporate allocations attributable to the AM Business, including freight and distribution costs, employee benefits, manufacturing costs, marketing and selling costs, research and development costs, and human resource expenses.

The combined statements of revenues and direct expenses include primarily the revenues and expenses, directly attributable to the AM Business, and do not include interest income and expense, other non-operating income and expenses, income taxes or any other indirect expenses. FSL allocated certain corporate expenses incurred on behalf of the AM Business to the AM Business using a variety of methods that reflect the nature of the costs incurred and the AM Business’s activities. The allocated corporate expenses include charges for information technology, human resources, finance, logistics, general affairs, marketing, legal and similar costs. Allocation methodologies include metrics such as relative headcount and revenues. The combined statements of revenue and direct expenses also include an allocation of the voluntary termination benefits recorded by FSL. Cost for these benefits was accrued at the time the offer was made and accepted by the employees subject to termination in accordance with ASC 420, Exit or Disposal Cost Obligations. These termination benefits were offered to employees of the manufacturing facility divested during the year ended March 31, 2013. FSL recorded an expense of 2,152 million YEN relating to these benefits during the year ended March 31, 2013. Such expense was allocated based on the relative percentage of the AM Business sales, and included in the combined statement of revenue and direct expenses.

The combined statements of assets to be acquired and liabilities to be assumed of the AM Business only include the specific assets and liabilities that are to be transferred in accordance with terms of the agreement. The stock purchase agreement prescribes transferring certain employees of FSL and its subsidiaries. The AM Business’ employees participate in the Fujitsu pension and other postretirement benefit plans primarily in Japan. The net pension liability recognized in the combined statements of assets to be acquired and liabilities to be assumed in respect of defined benefit pension plans is the present value of the projected defined-benefit obligation less the fair value of plan assets at the period end allocated from of the Fujitsu pension plan for those employees primarily engaged in the AM Business.

2. PURCHASE PRICE ALLOCATION

The preliminary estimated purchase price allocation, useful lives and first year amortization based on management estimates, is as follows:

	Fair Values	Average Estimated Useful Lives	First Year Amortization
	($ in thousands)	(years)	($ in thousands)
Inventory	90,200
Property and equipment, net	5,167	3	1,722
Intangible Assets
Developed Technology
Automotive microcontrollers	22,400	9	2,635
Consumer microcontrollers	10,800	5	2,400
Analog	14,700	6	2,673
In-Process Research and Development	1,470
Customer Relationships	3,100	2	1,550
Japan distribution relationship	7,200	3	2,880
Trademarks	2,800	8	373
Tradenames	1,400	1	1,400
Negative Goodwill	(9,594)

Total Purchase Consideration	149,643

The preliminary allocation is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the allocation will remain preliminary until the Company has all of the information necessary to finalize the allocation of the purchase price. The Company intends to complete the purchase price allocation within twelve months of the closing of the acquisition.

Identifiable intangible assets

Developed technology relates to FSL’s products across all of its product lines that have reached technological feasibility. Developed technology represents a combination of FSL’s processes, automotive microcontrollers, consumer microcontrollers and analog products that were developed through years of experience in design and development of their products. The Company expects to amortize the fair value of the acquired developed technology based on the anticipated time frame in which the economic benefits of the intangible asset will be recognized.

In-process research and development (IPR&D) relates to research and development for products that have not yet reached technological feasibility. Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will be subject to periodic impairment testing. If a research and development project is terminated, the associated IPR&D asset will be written down to zero in the period in which the project is terminated. Upon successful completion of the development process for an acquired IPR&D project, determination of the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and the Company would begin to amortize the asset into earnings. For purposes of these pro forma financial statements it is assumed that it will take approximately three months to three years to complete the on-going projects, depending on whether these relate to the analog, consumer or automotive microcontroller markets, and that the acquired assets will then be amortized using the straight line method over the estimated useful lives for developed technology in each of these markets.

The estimated fair values of customer relationships, Japan distribution relationship, trademarks and trade names are expected to be amortized over the period in which the economic benefits of the intangible assets will be recognized.

As of the effective date of the acquisition, identifiable intangible assets are required to be measured at fair value. These acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of this unaudited pro forma condensed combined statement of operations, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets.

Bargain purchase

        A bargain purchase occurs when the fair value of the consideration transferred is less than the fair value of the interest acquired. The accounting guidance requires that economic gain resulting from fair value received being greater than the fair value given up to acquire the net assets to be recorded as a one-time gain included in the income from operations. Gain on acquisition of AM Business of $9.6 million has been included as an adjustment to the accumulated deficit in the Unaudited Pro Forma Condensed Combined Balance Sheet.

The Company was able to acquire the AM Business for less than the sum of the fair value of its net assets largely as a result of its long-standing and on-going relationship with FSL, including the existing and future distribution and supply agreements and synergies between the Company’s core flash memory business, the AM Business and Fujitsu’s continuing business in the semiconductor space. Additionally, the Company believes there is a significant difference in the way it valued the business compared to the way Fujitsu valued it due to the differences in each company’s method of running the business. Historically, Fujitsu operated the AM Business as a fully integrated manufacturer owning substantially all of the manufacturing facilities in the supply chain. In recent years, the high fixed cost nature of this business model contributed to the losses indicated in the AM Business’ historical financial statements. Spansion, conversely, valued the business using the income approach based on an outsourced business model where the Company mainly incurs only the variable cost of manufacturing in sourcing products for the AM Business going forward.

3. PRO FORMA ADJUSTMENTS

Pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) To record the payment of purchase consideration of $149.6 million in cash, offset by $41.0 million cash received from FSL for the liabilities to be assumed, which are employee benefit-related.

(b) To record intangible assets of $63.9 million, property and equipment of $5.2 million, and inventory of $90.2 million according to the preliminary fair values of the AM Business acquisition.

(c) To eliminate the expense on amortization of historical AM Business intangible assets of $0.5 million and record amortization of the acquired finite-lived intangible assets of $13.9 million.

(d) To record depreciation on acquired property and equipment for difference in depreciation as a result of adjustment to fair values and lives.

(e) To reduce interest income due to reduced cash balances as a result of cash payment for the acquisition.

(f) To record tax expense based on an estimate of the foreign taxes which would be incurred on income in certain foreign jurisdictions. As the Company expects to be in a cumulative loss position in the U.S., it expects that it will continue to require a full valuation allowance on any U.S. net deferred tax assets. As a result, no provisional tax benefit has been recorded in the unaudited pro forma condensed combined statement of operations.

(g) To record the elimination of liabilities which are not assumed by the Company.

(h) To eliminate the accumulated deficit of the acquired business.

(i) To record an adjustment for the negative goodwill of $9.6 million, created as a result of acquisition.

(j) To record the payment of non-recurring acquisition-related charges of approximately $4.3 million in cash expected to be incurred in fiscal 2013.

(k) To eliminate non-recurring, acquisition-related charges of $5.1 million which are reflected in the Company’s historical statement of operations.

There were no transactions between Spansion Inc. and Microcontroller and Analog business of FSL for the period presented.

The Company has not included the deferred tax assets and liabilities that may be established in purchase accounting as the Company is yet to finalize the purchase price allocation. Therefore, any potential impact on the Company’s deferred tax assets and liabilities are not included in the pro forma adjustments.